UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MATTHEWS INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On February 18, 2025, Matthews International Corporation (the “Company”) issued an internal communication to its employees and a press release (together, the “Materials”), which contain information relating to the Company’s 2025 Annual Meeting of Shareholders to be held on February 20, 2025. Copies of each of the Materials are set forth below.

Dear Colleagues,

It is with gratitude and a touch of sadness that I announce the retirement of Greg Babe, Chief Technology Officer and Matthews Board Director, who will step down as CTO on March 1 and has retired from the Board effective immediately. As Greg embarks on his well-deserved retirement, we reflect on his extraordinary career spanning over four decades, including nearly 15 transformative years with Matthews.

Greg’s journey with us began in 2010 when he joined our board, helping to steer Matthews through a period of unprecedented growth. His strategic insight was instrumental in facilitating our two largest acquisitions in 2014, which more than doubled our size, revenue, and global footprint. Greg’s commitment to Matthews deepened in November 2014 when he stepped into the role of Executive Vice President, Global Information Technology and Integration. In this capacity, he masterfully led the SGK integration and implemented a new global enterprise resource planning system across Matthews.

In 2015, Greg assumed the groundbreaking role of Matthews’ first-ever Chief Technology Officer. His visionary leadership set an ambitious course to transform our Industrial Technologies segment into a world-class technology business. Greg’s foresight in commercializing our long-held intellectual property for the burgeoning energy solutions industry has set the stage for reshaping Matthews into a global industrial technology powerhouse.

Under his leadership, we have achieved remarkable milestones, (solidified our position in applied mechanical engineering technologies serving the energy solutions industry among many others), and fostered a culture of excellence and innovation.

As we bid farewell to Greg, we celebrate the realization of his vision and his truly remarkable career. The impact of his leadership, steady counsel, and innovative spirit will resonate within Matthews for years to come.

Please join me in expressing our heartfelt appreciation to Greg for his invaluable contributions. We wish him a retirement filled with joy, continued adventures, and the satisfaction of knowing he has left an indelible mark on our company and industry.

With warmest regards and deepest gratitude,

February 18, 2025

Matthews International Has the Right Strategy, the Right Board and the Right Management Team to Continue to Drive Long-Term, Sustainable Shareholder Value

Failure to Elect All Three of Matthews’ Director Nominees Will Lead to Short-Term Oversight by Individuals Who Have No Knowledge of Matthews’ Businesses

Urges Shareholders to Vote “FOR” All Three of Matthews’ Director Nominees on the WHITE Proxy Card and “WITHHOLD” on Barington’s Director Nominees

PITTSBURGH, Feb. 18, 2025 (GLOBE NEWSWIRE) -- Matthews International Corporation (Nasdaq GSM: MATW) (“Matthews” or the “Company”) today outlined the key reasons to vote on the WHITE proxy card for all three of the Company’s director nominees – Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman. Not only does Matthews have the right strategy and the right team in place – with changes made and actions underway that reflect the feedback we have received from our long-term shareholders – but failure to elect all three of the Company’s director candidates will lead to a level of short-term thinking from Barington Capital that will destroy shareholder value over time.

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The Board’s strategic alternatives process for the Company’s portfolio of businesses – which began before Barington even became a shareholder – is already driving results, with more to come in 2025. This process has resulted in the sale of SGK Brands Solutions to a new joint venture, in which Matthews will receive substantial up-front consideration of $350 million and a 40% common equity stake that permits additional benefits from synergy-driven value creation in the future, as well as a letter of intent for the sale of the remaining operating businesses within the SGK Brand Solutions reporting segment for $50 million. Matthews expects to announce several additional strategic initiatives over the course of 2025 that will help drive shareholder value.

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Matthews developed its groundbreaking dry battery electrode (“DBE”) solutions nearly 15 years ago to address the growth potential of the Energy Storage Solutions end market, and vigorously defended its ownership of these solutions against Tesla for the benefit of long-term shareholders. This level of commitment and long-term thinking will be lost if Barington Capital’s nominees are elected. The Matthews Board initiated confidential arbitration over a year ago to decide its rights to continue selling its DBE solutions to customers, without which rights the Company would not have a viable energy business. The arbitrator recently confirmed these rights and a U.S. District Court Judge then issued an order denying Tesla’s renewed request to block them. As a result of the Board’s foresight and leadership, Matthews is now poised to unlock significant shareholder value by selling its DBE solutions to other customers in the growing electric vehicle market, where battery and automobile equipment manufacturers from around the world seek to adopt Matthews’ innovative solutions.

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Matthews intentionally refreshed its Board with skills to align with its strategic focus. While the Company was unable to discuss its ongoing arbitration with Tesla over the past year given its confidential nature, the Board, along with a third-party independent search firm, began working in the background to recruit a director with significant experience in batteries and EV technology solutions. The Board initiated this search to ensure it would have the right technical skills to oversee the Company’s new strategic focus on its energy business once it successfully resolved its dispute with Tesla. Now that Matthews has received multiple favorable rulings in the dispute, we announced the appointment of Thomas Gebhardt, who brings over 30 years of experience at Panasonic and significant expertise that is directly related to our strategy.

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Made significant governance enhancements in direct response to shareholder feedback. The Board recently announced a Board Chair transition and proposals to declassify the Board, among other changes, all of which will enhance the Company’s ability to create sustainable long-term shareholder value.

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Matthews’ nominees bring the right set of skills and expertise to help the Board drive long-term shareholder value. Mr. Garcia-Tunon and Mr. Dunlap both have manufacturing experience relevant to our businesses and oversaw our shift in focus to Industrial Technologies, the key to the Company’s next phase of growth. And our newly nominated candidate, Mr. Nauman, served as President and CEO of Brady Corporation for nearly eight years, bringing expertise in specialty products and technical equipment that would directly benefit the launch of our new PID offering in our Industrial Technologies segment.

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Barington’s claims about Matthews reveal the same poor understanding of our businesses that Barington principal and nominee James Mitarotonda evidenced as a consultant for Matthews over the last two years. Mr. Mitarotonda has no engineering or other relevant business experience, and his track record as a public company director is pushing companies into near-term sales with questionable benefits for long-term shareholders. Chan Galbato’s last professional experience in manufacturing was 20 years ago, and Ana Amicarella’s experience is limited to the generation and distribution of energy, which is not relevant to our energy storage business. What’s more, Mr. Mitarotonda was among the most underprepared and unimpressive consultants the Board has ever seen, and neither Mr. Galbato nor Ms. Amicarella showed any knowledge of Matthews during their interviews with the Board, and they openly admitted as much.

On January 31, 2025, GAMCO Asset Management, one of Matthews’ top five shareholders with an approximate 4.38% stake, announced that it will support Matthews’ director nominees. In its press release, GAMCO stated: “After a thorough review, GAMCO believes that Matthews’ proposed slate of nominees is best positioned, at this time, to focus and execute on the Company’s efforts to surface underlying value for all shareholders.”

The actions taken by the Matthews Board and management team have positioned the Company to drive long-term value for all shareholders.

Your vote is important, and we ask that you vote “FOR” all three Matthews’ nominees on the WHITE proxy card and “WITHHOLD” on Barington’s Director Nominees.

J.P. Morgan Securities LLC is serving as financial advisor to Matthews. Sidley Austin LLP is serving as legal counsel to Matthews.

About Matthews International

Matthews International Corporation is a global provider of memorialization products, industrial technologies, and brand solutions. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets, cremation-related products, and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment includes the design, manufacturing, service and sales of high-tech custom energy storage solutions; product identification and warehouse automation technologies and solutions, including order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and coating and converting lines for the packaging, pharma, foil, décor and tissue industries. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Company has over 11,000 employees in more than 30 countries on six continents that are committed to delivering the highest quality products and services.

YOUR VOTE IS IMPORTANT!

Your vote is important, and we ask that you please vote “FOR” the election of our three nominees: Terry L. Dunlap, Alvaro Garcia- Tunon and J. Michael Nauman using the WHITE proxy card and “WITHHOLD” on Barington’s nominees.

Simply follow the easy instructions on the enclosed WHITE proxy card to vote by internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote by pressing the WHITE “VOTE NOW” button in the accompanying email. The Board of Directors urges you to disregard any such materials and does not endorse any of Barington’s nominees.

If you have any questions or require any assistance with voting your shares, please call the Company’s proxy solicitor at:

(888) 755-7097 or email MATWinfo@Georgeson.com

Additional Information

In connection with the Company’s 2025 Annual Meeting, the Company has filed with the U.S. Securities and Exchange Commission (“SEC”) and commenced mailing to the shareholders of record entitled to vote at the 2025 Annual Meeting a definitive proxy statement and other documents, including a WHITE proxy card. SHAREHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Investors and other interested parties will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from the Company at its website: http://www.matw.com/investors/sec-filings. You may also obtain copies of the Company’s definitive proxy statement and other documents, free of charge, by contacting the Company’s Investor Relations Department at Matthews International Corporation, Two NorthShore Center, Pittsburgh, Pennsylvania 15212-5851, Attention: Investor Relations, telephone (412) 442-8200.

Participants in the Solicitation

The participants in the solicitation of proxies in connection with the 2025 Annual Meeting are the Company, Alvaro Garcia-Tunon, Gregory S. Babe, Joseph C. Bartolacci, Katherine E. Dietze, Terry L. Dunlap, Lillian D. Etzkorn, Morgan K. O’Brien, J. Michael Nauman, Aleta W. Richards, David A. Schawk, Jerry R. Whitaker, Francis S. Wlodarczyk, Steven F. Nicola and Brian D. Walters.

Certain information about the compensation of the Company’s named executive officers and non-employee directors and the participants’ holdings of the Company’s Common Stock is set forth in the sections entitled “Compensation of Directors” (on page 36 and available here), “Stock Ownership of Certain Beneficial Owners and Management” (on page 64 and available here), “Executive Compensation and Retirement Benefits” (on page 66 and available here), and “Appendix A” (on page A-1 and available here), respectively, in the Company’s definitive proxy statement, dated January 7, 2025, for its 2025 Annual Meeting as filed with the SEC on Schedule 14A, available here. Additional information regarding the interests of these participants in the solicitation of proxies in respect of the 2025 Annual Meeting and other relevant materials will be filed with the SEC when they become available. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Forward-Looking Statements

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward- looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of the Company regarding the future, including statements regarding the anticipated timing and benefits of the proposed joint venture transaction, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” “estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “targets,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations, and no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include the possibility that the terms of the final award to be issued by the Arbitrator in the Tesla, Inc. (“Tesla”) dispute may differ from the terms of the interim award issued by the Arbitrator and may be challenged, our ability to satisfy the conditions precedent to the consummation of the proposed joint venture transaction on the expected timeline or at all, our ability to achieve the anticipated benefits of the proposed joint venture transaction, uncertainties regarding future actions that may be taken by Barington in furtherance of its intention to nominate director candidates for election at the Company’s 2025 Annual Meeting, potential operational disruption caused by Barington’s actions that may make it more difficult to maintain relationships with customers, employees or partners, changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company’s products, including changes in costs due to adjustments to tariffs, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company’s acquisitions divestitures, and business combinations, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company’s internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company’s control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, the Company’s plans and expectations with respect to its exploration, and contemplated execution, of various strategies with respect to its portfolio of businesses, the Company’s plans and expectations with respect to its Board, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Corporation

Corporate Office

Two NorthShore Center

Pittsburgh, PA 15212-5851

Phone: (412) 442-8200

Contacts

Matthews International Co.

Steven F. Nicola

Chief Financial Officer and Secretary

(412) 442-8262

Sodali & Co.

Michael Verrechia/Bill Dooley

(800) 662-5200

MATW@investor.sodali.com

Georgeson LLC

Bill Fiske / David Farkas

MATWinfo@Georgeson.com

Collected Strategies

Dan Moore / Scott Bisang / Clayton Erwin

MATW-CS@collectedstrategies.com

Source: Matthews International Corporation